Exhibit 10.1

November 18, 2008

Mr. H. Lynn Harton

104 South Main Street

Greenville, South Carolina 29601

Re:	Interim Chief Executive Officer Position

Dear Lynn:

We are pleased to offer you the position of Interim Chief Executive Officer of The South Financial Group, Inc. (the “Company”) effective from the time that you sign this letter agreement (the “Agreement”) until such time as the Company has selected a full-time Chief Executive Officer.

In consideration for your service as Interim Chief Executive Officer and so long as you serve as Interim Chief Executive Officer, you shall receive a monthly stipend of $25,000, which shall be paid to you in accordance with the Company’s regular payroll policies as may be in effect from time to time (the “Stipend”). The Stipend shall not be taken into account in computing any compensation or benefits to be paid to you under any plan, program, agreement or arrangement of the Company or any of its affiliates, including, without limitation, any severance benefits that may become payable to you under the Amended and Restated Noncompetition, Severance and Employment Agreement, dated as of February 25, 2008, by and between you and Carolina First Bank (the “Employment Agreement”) or the Supplemental Executive Retirement Agreement dated as of January 29, 2007, by and between you and the Company (the “SERP”).

You further agree that neither the elimination of the Stipend nor the return to your position as Senior Executive Vice President of the Company at the end of the period that you serve as Interim Chief Executive Officer shall give rise to your right to resign due to an Involuntary Termination (as defined in the Employment Agreement), a “good reason” resignation, or a constructive termination or term of similar import under any plan, program, agreement or arrangement of the Company or any of its affiliates, including without limitation, under the Employment Agreement or the SERP.

This agreement will be governed by and construed and enforced in accordance with the laws of the State of South Carolina without regard to principles of conflicts of laws. The Company may withhold from any amounts payable under this Agreement any taxes as are required to be withheld under applicable law. Your employment by the Company will continue to be “at will,” which means that your employment may be terminated by either you or the Company at any time. This agreement supersedes any other agreement between you and the Company or its affiliates with respect to the subject matter hereof, except for the Employment Agreement and the SERP, in each case, as modified hereby.

Regards,

/s/ John C. B. Smith, Jr.

John C. B. Smith, Jr.

Chairman

Board of Directors of the Company

/s/ H. Lynn Harton	November 18, 2008
H. Lynn Harton	Date